UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

November 3, 2016

BlackLine, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-37924	46-3354276
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

21300 Victory Boulevard, 12th Floor

Woodland Hills, CA 91367

(Address of principal executive offices, including zip code)

(818) 223-9008

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On November 3, 2016, in connection with the completion of BlackLine, Inc.’s (the “Company”) initial public offering and as contemplated in the final prospectus relating to the offering, the Company (a) repaid in full all outstanding debt under the Company’s credit facility and (b) terminated the Credit Agreement, as amended, dated as of September 25, 2013, by and among the Company, the lenders party thereto and Obsidian Agency Services, Inc. (the “Credit Agreement”).  The credit facility consisted of three outstanding term loans in the aggregate amount of $67.0 million, including principal and interest (collectively, the “Term Loans”), and an unused revolving line of credit in the amount of $5.0 million.  The Term Loans would have matured on September 25, 2018 and each bore interest at (i) the greater of LIBOR or 1.5% plus (ii) 8%.  In connection with the termination of the Term Loans, the Company paid a total of approximately $67.7 million, which included principal, interest, and prepayment penalties.  Effective upon receipt of such payment, the Credit Agreement and other related loan documents were terminated and are of no further force or effect (except with respect to any obligations and provisions that survive the termination thereof) and all liens granted in connection with the Credit Agreement and other related loan documents were released.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackLine, Inc.

By:	/s/ Mark Partin
Name:	Mark Partin
Title:	Chief Financial Officer

Date: November 8, 2016